UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2014

CERULEAN PHARMA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-9600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Cerulean Pharma Inc. (the “Company”) approved certain adjustments to compensation for its named executive officers, as set forth in the bullets and the table below:

•	Established a new annual base salary for Oliver S. Fetzer, Ph.D., effective immediately;

•	Set target bonus amounts for 2014 as a percentage of annual base salaries; and

•	Approved grants of options to purchase shares of common stock of the Company.

Name	Annual Base Salary	2014 Target Bonus	Stock Options
Oliver S. Fetzer, Ph.D.	$425,000	50% (unchanged)	290,000
Christopher D.T. Guiffre, J.D.	$310,000 (unchanged)	40%	50,300
Edward Garmey, M.D.	$309,000 (unchanged)	40%	50,300

Each of the options to purchase shares of the Company’s common stock was granted effective as of June 24, 2014 and made pursuant to the Company’s 2014 Stock Incentive Plan. The exercise price per share of the options is $5.73, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The options will vest monthly over four years from the date of grant.

In addition, the Compensation Committee authorized the Company to enter into employment agreements with Mr. Guiffre and Dr. Garmey (the “Employment Agreements”), as well as the Company’s other senior vice presidents and vice presidents. Pursuant to the Employment Agreements, if Mr. Guiffre’s or Dr. Garmey’s employment is terminated without cause (as defined in each Employment Agreement) or for good reason (as defined in the Employment Agreement), he will be entitled to:

•	cash severance in the form of either (i) six months of base salary continuation or (ii) if such termination or resignation occurs within one year following a change in control (as defined in the applicable Employment Agreement), a lump sum payment equal to six months of base salary plus an additional one month of salary for each year of service, up to a maximum of nine months in total, plus 50% to 75% of the individual’s then annual target bonus amount, based on the number of months for which such employee is entitled to cash severance;

•	full acceleration of the vesting of unvested equity awards, other than awards with vesting based on performance or the achievement of milestones;

•	payment of any bonus amount for the prior year that was approved but not yet paid at the time of termination, such amount to be paid in a manner consistent with payments to other similarly situated employees and consistent with the requirements of Section 409A of the Internal Revenue Code; and

•	contributions to the cost of Consolidated Omnibus Budget Reconciliation Act coverage on behalf of the employee and any applicable dependents, if the employee elects such coverage and for no longer than the period for which such employee is entitled to cash severance as described above.

The cash severance and other severance benefits described above will be conditioned on the employee’s execution and delivery of a release of claims against the Company and the employee’s compliance with any applicable noncompetition, nonsolicitation or other obligations to the Company. The Company’s Change in Control Severance Plan will terminate upon entry into the Employment Agreements and employment agreements with all of the Company’s other senior vice presidents and vice presidents. The Company intends to file the Employment Agreements with its next quarterly report on Form 10-Q.

The Compensation Committee also authorized the Company to amend Dr. Fetzer’s employment agreement to provide that the cash severance that Dr. Fetzer shall be entitled to receive in the event his employment is terminated without cause or for good reason (each as defined in his employment agreement) will include 75% of his then annual target bonus amount or, in the event of a termination within 12 months of a change in control (as defined in his employment agreement), 100% of his then annual target bonus amount. The Company intends to file Dr. Fetzer’s amended employment agreement with its next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2014	CERULEAN PHARMA INC.

	By:	/s/ Christopher D.T. Guiffre
Christopher D. T. Guiffre, J.D.
Senior Vice President and Chief Business Officer